Exhibit 99.1
                       PRESS RELEASE DATED MARCH 31, 2005



                  United Medicorp, Inc. Announces 2004 Earnings

Dallas, Texas -- United Medicorp, Inc. (OTC Bulletin Board ticker symbol UMCI.OB) announced today its earnings for the fourth quarter and year ended December 31, 2004.

Total revenue for the fourth quarter of 2004 was $810,088, down 26 percent compared with $1,100,617 for the fourth quarter of 2003. Net income for the fourth quarter of 2004 was $12,406 compared to net income of $51,397 in the fourth quarter of 2003. Net income per share for the fourth quarter of 2004 was $0.0003, compared to $0.0018 per share in the fourth quarter of 2003.

Total revenue in 2004 was $4,099,005, up 5 percent compared with $3,901,296 in 2003. Net income in 2004 was $337,803 compared to net income of $288,351 in 2003. Net income per share for 2004 was $0.0112, compared to net income per share of $0.0099 in 2003.

Pete Seaman, CEO, stated, " Despite the loss of our largest customer in early 2004, UMC's 2004 results reflect continued improvement compared to prior years. During 2004, the Company executed 14 new customer contracts, some of which were short-term contracts that were completed during the second and third quarters of 2004. The completion of these contracts resulted in lower revenue and net earnings for the fourth quarter of 2004 as compared to the previous year.

UMC will face another challenging year in 2005. Our goal is to continue the record of growth the Company has attained during the past four years. UMC will continue to make investments in sales and marketing, and will make additional investments in production systems to position the Company to meet its growth objectives."

Nathan Bailey, Vice President and Controller added, " The fourth quarter of 2004 marked the seventeenth consecutive quarter for which the Company has reported net income since moving to Pampa from Dallas in September 2000. During that time, UMC's current ratio has improved from negative 2:1 to positive 2:1, and working capital has increased by $882,082 from negative $253,640 at September 30, 2000 to $628,442 at December 31, 2004."

United Medicorp, Inc. provides extended business office services to healthcare providers nationwide.